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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Regal Entertainment Group:

We consent to the use of our report dated January 24, 2003, with respect to the consolidated financial statements of Regal Entertainment Group and subsidiaries as of and for the year ended December 26, 2002, and the combined financial statements as of and for the period ended January 3, 2002 incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting in fiscal 2002 for goodwill and other intangible assets.

/s/ KPMG LLP

Nashville, Tennessee

December 9, 2003

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  Exhibit 23.1